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                                                                     EXHIBIT 23

The Board of Directors
Benchmark Electronics, Inc.



We consent to the incorporation by reference of our report dated January 31, 1996, with respect to the consolidated balance sheets of EMD Technologies, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the Form 8-K of Benchmark Electronics, Inc., dated July 30, 1996.




                                                      KPMG Peat Marwick LLP

Minneapolis, Minnesota
August 14, 1996